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                                                                   EXHIBIT 10.13


                               PG&E CORPORATION
                   RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS
                         (As Amended December 17, 1997)

1.   Purpose and Effective Date
     --------------------------

     The purpose of the Plan, which was effective January 1, 1997, was to promote the interests of the Corporation by providing Retirement benefits to Directors in order to encourage their continued service on the Board of Directors of the Corporation. The Plan was terminated effective January 1, 1998, except that (i) Directors who had retired from the Corporation's Board of Directors prior to that date continue to receive payments under the Plan in accordance with the terms of the Plan as they existed prior to said date; and (ii) Directors who had not retired prior to that date were offered the one time election to (a) convert the net present value of the benefit accrued immediately prior to January 1, 1998, into units in the PG&E Stock Fund of the Deferred Compensation Plan for Non-Employee Directors and to transfer such units to that plan, the valuation of said accrued benefits to be made according to assumptions adopted by the Senior Human Resources Officer of the Corporation, or (b) to receive the benefits accrued under this Plan prior to January 1, 1998, upon their retirement from the Board in accordance with Section 3. In computing the benefits to be received under (ii)(a) or (b) above, the Retainer used shall be the Retainer applicable as of January 1, 1998.

2.   Definitions
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     The following terms shall have the meanings set forth below, if capitalized:

     (a) "Retainer" means the annual retainer paid to Board members for service on the Board of Directors as adjusted from time to time. The definition does not include any additional amount paid for service on a Board committee or as Board committee chairman or any amount specifically paid for attendance at Board or Board committee meetings.

     (b)  "Corporation" means PG&E Corporation.

     (c)  "Board" means the Board of Directors of the Corporation.

     (d) "Director" means a non-employee director or advisory director of PG&E Corporation.

     (e) "Plan" means the PG&E Corporation Retirement Plan for Non-Employee Directors, as amended from time to time.

     (f) "Eligible Director" means a Director who (i) is not an employee of the Corporation or its subsidiaries or affiliates at the time of the Director's Retirement; (ii) was a Director on or after January 1, 1997; and (iii) has served as a Director for a total of sixty calendar months or more, including service as an employee-director. Solely for purposes of determining whether a Director is an Eligible Director, service also shall include calendar months during which a Director (i) was serving as a director or advisory director of Pacific Gas and Electric Company, or (ii) was serving concurrently as a Director and as a director or advisory director of Pacific Gas and Electric Company. A month in which a
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          Director was serving concurrently as a director or advisory director of Pacific Gas and Electric Company shall be counted as one month.

     (g) "Retirement" occurs when an Eligible Director ceases to be a member of the Board for any reason other than as a result of gross misconduct.

     (h) "Length of Service" is the Eligible Director's number of months of service as a Director, rounded to the next highest calendar quarter (for example, a Director who served 73 months would receive 25 quarterly payments--73 divided by 3, rounded to the next highest integer). Length of Service shall also include (i) service prior to January 1, 1997, as a director or advisory director of Pacific Gas and Electric Company; and (ii) concurrent service as both a Director of this Corporation and as a director or advisory director of the Pacific Gas and Electric Company. Length of Service shall not include service after December 31, 1997. Service as an employee-director shall not be included in the computation of Length of Service for purposes of determining the amount of Retirement benefits.

3.   Retirement Payments
     -------------------

     (a) Upon Retirement, an Eligible Director shall be paid each quarter an amount equal to the quarterly retainer paid to Directors as of the earlier of (i) the date of the Eligible Director's retirement from the Board, or (ii) the date immediately preceding the termination of the Plan. Retirement payments shall not be adjusted to reflect changes in the quarterly retainer effective after the date of the Eligible Director's Retirement.

     (b) Retirement payments shall begin in the calendar quarter immediately following the calendar quarter in which the Eligible Director retired from the Board or attained the age of 65, whichever comes later. The payments shall continue on a quarterly basis for a period equal to the Eligible Director's Length of Service.

     (c) If an Eligible Director dies after completing the service requirement for Retirement, but prior to receiving all Retirement payments, any remaining payments shall be made to such deceased Director's surviving spouse.

     (d) If an Eligible Director dies after completing the service requirement for Retirement, but prior to Retirement, his or her surviving spouse will receive payments equal to the amount to which the Eligible Director would have been entitled had he or she retired on the day prior to his or her date of death.

4.   Disability
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     If an Eligible Director ceases to serve on the Board as a result of disability, the Board in its sole discretion may waive the minimum service requirements or permit the commencement of Retirement benefits prior to age 65.


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5.   Gross Misconduct
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     If an Eligible Director ceases to serve on the Board as a result of gross misconduct, any Retirement benefits payable under the Plan to such Eligible Director shall be canceled immediately and irrevocably. For purposes of this section, "gross misconduct" shall mean that an Eligible Director has
     (i) disclosed confidential business information of any type concerning the Corporation or any of its subsidiaries or affiliates to any party for any form of compensation which constitutes "gross income," as defined under
     Section 61 of the Internal Revenue Code or Regulations issued thereunder;
     or (ii) been indicted for intentionally or knowingly committing a crime against the Corporation or any of its subsidiaries or affiliates under federal law or the law of the state in which such act occurred; provided, however, an Eligible Director shall not be deemed to have committed gross misconduct if subsequent to being indicted for such a crime, the indictment is dismissed, a plea of nolo contendere is accepted, or the Eligible
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     Director has been found to be "not guilty" in a trial before an appropriate criminal court.

6.   Amendment and Termination
     -------------------------

     The Board reserves the right to amend, suspend, or terminate this Plan at any time. However, no such amendment, suspension, or termination shall have an adverse effect on Retirement payments to be made to an Eligible Director who retires prior to such amendment, suspension, or termination.

7.   Prohibition or Alienation
     -------------------------

     No Director shall have the right to alienate, assign, encumber, hypothecate, or pledge his or her interest in any payments to be made under the Plan, voluntarily or involuntarily, and any attempt to so dispose of any such interest shall be void. The Corporation shall have the right to set off against Retirement payments under the Plan any amounts due and owing from the Eligible Director to the Corporation and its parent, subsidiaries, or affiliates, to the extent permitted by law.

8.   Unfunded Plan
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     The Plan is unfunded, and the Corporation shall not be required to segregate any cash or establish any separate account or accounts to fund any Retirement payment to be made under the Plan.

9.   Entire Plan
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     This document is a complete statement of the Plan and as of its effective date supersedes all prior plans, proposals, representations, promises, inducements, written or oral, relating to its subject matter. The Corporation shall not be bound or liable to any Director for any representation, promise, or inducement made by any person which is not embodied in this document or in any authorized written amendment to the Plan.


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10.  Applicable Law
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     The Plan will be construed and enforced in accordance with the laws of
     California.

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